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Or pjwallis@newgenerationbiofuels.com	Or:Rob@wolfeaxelrod.com

New Generation Biofuels Receives Nasdaq Compliance Notification

Columbia, Maryland – November 17, 2009 – Renewable fuels provider New Generation Biofuels Holdings, Inc. (NasdaqCM: NGBF) (“NGBF” or the “Company”) today announced that the Company received notice from Nasdaq confirming that it has regained compliance with the minimum stockholders’ equity requirement of $2.5 million for continued listing on the Nasdaq Capital Market.

On August 26, 2009, NGBF received a letter from the Nasdaq Stock Market ("Nasdaq") staff indicating that, based on the stockholders’ equity as reported in the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2009, the Company was no longer in compliance with the $2.5 million minimum stockholders' equity requirement for continued listing on the Nasdaq Capital Market under Listing Rule 5550(b)(1).

Based on the stockholders’ equity of $2.58 million as reported in the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2009, the company has regained compliance with Nasdaq’s listing requirements.

About New Generation Biofuels, Holdings, Inc.

New Generation Biofuels is a renewable fuels provider. New Generation Biofuels holds an exclusive license for North America, Central America and the Caribbean to commercialize proprietary technology to manufacture alternative biofuels from plant oils and animal fats that it markets as a new class of biofuel for power generation, commercial and industrial heating and marine use. The Company believes that its proprietary biofuel can provide a lower cost, renewable alternative energy source with significantly lower emissions than traditional fuels. New Generation Biofuels’ business model calls for establishing direct sales from manufacturing plants that it may purchase or build and sublicensing its technology to qualified licensees.

Forward Looking Statements

This news release contains forward-looking statements. These forward-looking statements concern our operations, prospects, plans, economic performance and financial condition and are based largely on our current beliefs and expectations. These statements involve known and unknown risks, uncertainties and other factors that may cause actual results to be materially different from any future results expressed or implied by such forward-looking statements The risks and uncertainties related to our business include all the risks attendant a development stage business in the volatile energy industry, including, without limitation, the risks set forth under the caption "Risk Factors" in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008 and in subsequent filings with the Securities and Exchange Commission.